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Exhibit 5

May 6, 2002

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois 60196

Ladies and Gentlemen:

        I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Motorola, Inc., a Delaware corporation ("Motorola"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 95,000,000 shares of Common Stock, $3 par value per share ("Motorola Common Stock"), of Motorola authorized to be issued from time to time by Motorola under the Motorola Omnibus Incentive Plan of 2002 and the Motorola Employee Stock Purchase Plan of 1999, as amended (the "Plans"). This opinion relates to the shares of Motorola Common Stock covered by the Registration Statement (the "Subject Shares").

        I am Vice President, Corporate and Securities, in the Law Department of Motorola and as such have acted as counsel to Motorola in connection with preparation of the Registration Statement and the Plans. As such counsel, it is my opinion that those Subject Shares when issued under the Plans, will be validly issued, fully paid and nonassessable. In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Motorola and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

        I consent to the use of this opinion as an exhibit to this Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Carol H. Forsyte Carol H. Forsyte Vice President, Corporate and Securities

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  Exhibit 5